EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Management Pension & Benefits Committee

Encana (USA) Retirement Plan

Denver, Colorado

We consent to the incorporation by reference in Encana Corporation’s Registration Statement (No. 333-188758) on Form S-8 of our report dated June 16, 2016, with respect to the statement of net assets available for benefits of Encana (USA) Retirement Plan, formerly known as Encana (USA) 401(k) Plan, as of December 31, 2015 and 2014, the related statement of changes in net assets available for benefits for the year ended December 31, 2015, and the related supplemental schedule of Schedule H, Part IV, Line 4i – Schedule of Assets (Held at End of Year), which reports appear in the December 31, 2015 annual report on Form 11-K of the Encana (USA) Retirement Plan.

/s/ EKS&H LLLP

EKS&H LLLP

June 16, 2016

Denver, Colorado